Consent of Independent Registered Public Accounting Firm

The Contract Owners of American Equity Life Annuity Account

and the Board of Directors and Stockholder of

American Equity Investment Life Insurance Company:

We consent to the use of our report dated April 25, 2007 on the statements of assets and liabilities of each of the Subaccounts constituting the American Equity Life Annuity Account as of December 31, 2006, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the two-year period then ended, our report dated April 25, 2007 on the consolidated balance sheet of American Equity Investment Life Insurance Company as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005, and all related financial statement schedules, as listed in Item 24(a)(2) of Part C of the Registration Statement under the Securities Act of 1933 (File No. 333-46593) on Form N-4, and to the reference to our Firm under the heading “FINANCIAL STATEMENTS” in Part A and “EXPERTS” in Part B of the Registration Statement.

Our report dated April 25, 2007 on the consolidated financial statements of American Equity Investment Life Insurance Company refers to the adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements

Des Moines, Iowa May 8, 2007	/s/	KPMG LLP